Exhibit 10.2

BEA SYSTEMS, INC. 2006 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee’s Name and Address:	«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME» «ADDRESS_LINE_1» «ADDRESS_LINE_2» «CITY», «STATE» «COUNTRY» «ZIP_CODE» «EMAIL_ADDRESS»

You (the “Grantee”) have been granted a Restricted Stock Unit Award (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the Restricted Stock Unit Award Agreement (the “Agreement”), any appendix to the Agreement for the Grantee’s country of residence (the “Appendix”), the BEA Systems, Inc. 2006 Stock Incentive Plan, as amended from time to time (the “U.S. Plan”) and any sub-plan to the U.S. Plan for the Grantee’s country of residence (collectively with the U.S. Plan referred to as the “Plan”), all of which are attached hereto and incorporated herein in their entirety. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

Award Number	«NUM»

Date of Award	«AWARD_DATE»

Vesting Commencement Date	«VEST_BASE_DATE»

Total Number of Restricted Stock Units Awarded (the “Units”)	«SHARES_GRANTED»

Vesting Schedule:

Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Agreement, the Appendix (if any) and the Plan, the Units shall vest in accordance with the following schedule:

Twenty-five (25%) of the Units shall vest on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date.

In the event of the Grantee’s change in status from Employee to Consultant or Director, the determination of whether such change in status results in a termination of Continuous Service will be determined in accordance with Section 409A of the Code.

For purposes of this Notice, the Agreement and the Appendix (if any), the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

Vesting shall cease upon the date of termination of the Grantee’s Continuous Service (the “Termination Date”) for any reason, including death or Disability. In the event the Grantee terminates Continuous Service for any reason, including death or Disability, any Units held by

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the Grantee immediately following such termination of the Grantee’s Continuous Service shall be deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of the Units and shall have all rights and interest in or related thereto without further action by the Grantee.

During any authorized leave of absence, the vesting of the Units as provided in this schedule shall be suspended (to the extent permitted under Section 409A of the Code and other Applicable Laws) after the leave of absence exceeds a period of ninety (90) days. Vesting of the Units shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity. Notwithstanding the foregoing two sentences, during any authorized personal leave of absence as determined in accordance with the BEA Systems, Inc. Policy, Procedure and Guideline No HR-004 “Leaves of Absence,” the vesting of the Units as provided in the Vesting Schedule shall cease upon the Grantee’s start of such leave and shall resume upon the termination of such leave and the Grantee’s return to service with the Company or a Related Entity, and no credit shall be given for any time that would otherwise have contributed to vesting during such leave (to the extent permitted under Section 409A of the Code and other Applicable Laws); provided, however, that if the personal leave of absence or any other leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then (a) the Grantee’s Continuous Service shall be deemed to terminate on the first date following such six-month period and (b) the Grantee will forfeit the Units that are unvested on the date of the termination of Grantee’s Continuous Service. The provisions contained in this paragraph may not conflict with statutory requirements in any country to which the Grantee is assigned, except to the extent required by Section 409A of the Code if the Grantee is subject to U.S. taxation. In the event of a conflict, host-country statutory requirements will prevail.

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, THE APPENDIX (IF ANY) NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S OR A RELATED ENTITY’S RIGHT TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY OR A RELATED ENTITY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

The Grantee acknowledges receipt of a copy of the Plan, the Agreement, and the Appendix (if any) and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Agreement, the Appendix (if any) and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement, the Appendix (if any) and the Plan. The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Agreement, the Appendix (if any) and the Plan shall be resolved by the

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Administrator in accordance with Section 9 of the Agreement. The Grantee further agrees to the venue selection in accordance with Section 10 of the Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice. If the Grantee is subject to U.S. taxation, the Grantee further agrees and acknowledges that this Award is a non-elective arrangement pursuant to Section 409A of the Code.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable U.S. federal securities laws or other Applicable Laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares. The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules, applicable U.S. federal securities laws or other Applicable Laws.

The Grantee understands that the Award is subject to the Grantee’s consent to access this Notice, the Agreement, the Appendix (if any), the Plan and the Plan prospectus (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or the website of the Company’s designated brokerage firm. By signing below (or providing an electronic signature by clicking below) and accepting the grant of the Award, the Grantee: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via the Company’s intranet or the website of the Company’s designated brokerage firm; (ii) agrees to participate in the Award through an on-line or electronic system established and maintained by the Company or the Company’s designated brokerage firm; (iii) represents that the Grantee has access to the Company’s intranet or the website of the Company’s designated brokerage firm; (iv) acknowledges receipt of electronic copies, or that the Grantee is already in possession of paper copies, of the Plan Documents; and (v) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

This consent will apply to this Award as well as any future Awards made to the Grantee by the Company. The Grantee may withdraw his or her consent to receive the Plan Documents electronically at any time by sending written notification of the Grantee’s withdrawal of his or her consent to: Stock Administration Manager at BEA Systems, Inc., 4000 North First Street, San Jose, CA 95134, Attn. Stock Administration M/S 90-2B. The telephone number at that location is + 1 (408) 570-8600. Alternatively, the Grantee may send an e-mail to: stock.administration@BEA.com. The Grantee agrees to provide the Company with any changes to the Grantee’s e-mail address in order to continue to receive electronic notifications and disclosures. Changes to the Grantee’s e-mail address should be sent to the address or e-mail address listed herein.

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The Grantee may receive, without charge, upon written or oral request, paper copies of any or all of the Plan Documents, documents incorporated by reference in the Form S-8 registration statement for the Plan, and the Company’s most recent annual report to shareholders by requesting them from Stock Administration at the address indicated above.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Agreement, the Appendix (if any) and the Plan.

GRANTEE	BEA Systems, Inc.,
a Delaware corporation
By:	By:
Printed Name:	Title:
Dated:	Signed:

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Award Number: «NUM»

BEA SYSTEMS, INC. 2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1. Issuance of Units. BEA Systems, Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”), the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Award Agreement (the “Agreement”), any appendix to the Agreement for the Grantee’s country of residence (the “Appendix”), the terms and provisions of the Company’s 2006 Stock Incentive Plan, as amended from time to time (the “U.S. Plan”) and any sub-plan to the U.S. Plan for the Grantee’s country of residence (collectively with the U.S. Plan referred to as the “Plan”), all of which are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

2. Transfer Restrictions. The Units subject to this award (the “Award”) may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

3. Conversion of Units and Issuance of Shares.

(a) General. Subject to Section 3(b), one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting. Immediately thereafter, or as soon as administratively feasible, the Company will transfer such Shares to the Grantee upon satisfaction of any required “Tax-Related Items” as defined in Section 6(a) below. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. Effective upon the consummation of a Change in Control or a Corporate Transaction, the Award shall terminate unless it is Assumed in connection with such Change in Control or Corporate Transaction.

(b) Delay of Conversion. The conversion of the Units to Common Stock under Section 3(a), above, shall be delayed in the event the Company reasonably anticipates that the issuance of Common Stock would constitute a violation of U.S. federal securities laws or other Applicable Laws. If the conversion of the Units to Common Stock is delayed by the provisions of this Section 3(b), the conversion of the Units to Common Stock shall occur at the earliest date at which the Company reasonably anticipates issuing the Common Stock will not cause a violation of U.S. federal securities laws or other Applicable Laws. For purposes of this Section 3(b), the issuance of Common Stock that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Laws.

(c) Delay of Issuance of Shares. The Company shall have the authority to delay the issuance of any Shares under this Section 3 to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issued on the first business day following the expiration of such six (6) month period.

4. Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

5. Nature of Grant. In accepting the Award, the Grantee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and/or this Agreement;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units even if Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the Grantee’s participation in the Plan is voluntary;

(e) the Grantee’s participation in the Plan shall not create a right to further employment with the Grantee’s employer and shall not interfere with the ability of the Grantee’s employer to terminate the Grantee’s employment or service relationship at any time;

(f) the Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Grantee’s employer, and that is outside the scope of the Grantee’s employment or service contract, if any;

(g) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Grantee’s employer;

(h) in the event that the Grantee is not an employee of the Company, the Award will not be interpreted to form an employment or service contract or relationship with the Company; and, furthermore, the Award will not be interpreted to form an employment or service contract or relationship with the Grantee’s employer or any Related Entity of the Company;

(i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or Shares received upon vesting of the Award resulting from termination of the Grantee’s Continuous Service by the Company or the Grantee’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Company and/or the Grantee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice, the Grantee shall be deemed irrevocably to have waived the Grantee’s entitlement to pursue such claim;

(k) in the event of termination of the Grantee’s Continuous Service (whether or not in breach of local labor laws), the Grantee’s right to receive an Award and vest in the Award under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Grantee’s Award;

(l) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the acquisition or sale of Shares; and

(m) the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

6. Responsibility for Taxes.

(a) General. Regardless of any action the Company or the Grantee’s employer takes with respect to any or all income tax (including federal, state, local and/or foreign taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that the Company and/or the Grantee’s employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the delivery of Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b) Payment of Tax-Related Items. Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Grantee’s employer to satisfy all withholding and payment on account obligations of the

Company and/or the Grantee’s employer. The Company may refuse to deliver to the Grantee any Shares pursuant to the Award if the Grantee fails to comply with the Grantee’s obligations for Tax-Related Items, as described in this Section 6.

(i) By Share Withholding. Unless the Company determines to satisfy the withholding and payment on account obligations in accordance with clauses (ii) and/or (iii) below, the Company shall withhold from those Shares issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum Tax-Related Items payable by the Grantee. If the obligation for the Grantee’s Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Grantee is deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Tax-Related Items payable by the Grantee. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax-Related Items that is not satisfied by the withholding of Shares described herein.

(ii) By Sale of Shares. The Grantee’s acceptance of this Award constitutes the Grantee’s authorization to the Company and E*Trade, or such other stock plan service provider as may be selected by the Company in the future, to sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax-Related Items payable by the Grantee. Such Shares will be sold on the day the Grantee’s obligation for the Tax-Related Items arises or as soon thereafter as practicable. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Tax-Related Items payable by the Grantee, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company and E*Trade, or such other stock plan service provider as may be selected by the company in the future, are under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Tax-Related Items payable by the Grantee. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax-Related Items that is not satisfied by the sale of Shares described herein. The sale of Shares may be used by the Company, in the exercise of its discretion and subject to Applicable Laws, to satisfy the Tax-Related Items payable by the Grantee.

(iii) By Withholding from Wages or other Cash Compensation. The Grantee’s acceptance of this Award constitutes the Grantee’s authorization to the Company and/or the Grantee’s employer to withhold the Tax-Related Items payable by the Grantee from any wages or other cash compensation paid to the Grantee by the Company and/or the Grantee’s employer. The Grantee acknowledges such withholding may not be sufficient to satisfy the Tax-Related Items payable by the Grantee. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, any amount of the Tax-Related Items that is not satisfied by the withholding described herein. The withholding from wages or cash compensation may be used by the Company, in the exercise of its discretion and subject to Applicable Laws, to satisfy the Tax-Related Items payable by the Grantee.

7. Entire Agreement: Governing Law. The Notice, this Agreement, the Appendix (if any) and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. These agreements are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of the Notice, this Agreement or the Appendix (if any) be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

8. Construction. The captions used in the Notice, this Agreement and the Appendix (if any) are inserted for convenience and shall not be deemed a part of the Agreement for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

9. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, this Agreement, the Appendix (if any) or the Plan shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

10. Venue. The Company, the Grantee, and the Grantee’s assignees pursuant to Section 2 (the “Parties”) agree that any suit, action, or proceeding arising out of or relating to the Notice, this Agreement, the Appendix (if any) or the Plan shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Santa Clara) and that the Parties shall submit to the jurisdiction of such court. The Parties irrevocably waive, to the fullest extent permitted by law, any objection the Parties may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 10 shall for any reason be held invalid or unenforceable, it is the specific intent of the Parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

11. Notices. Except as otherwise provided herein or in the Notice, any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

12. Language. If the Grantee has received this Agreement or any other Plan Documents translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

13. Amendment and Delay to Meet the Requirements of Section 409A. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.

14. Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice and this Agreement by and among, as applicable, the Grantee’s employer, the Company and any Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data will be transferred to E*Trade, or such other stock plan service provider as may be selected by the company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the Grantee’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company, E*Trade and any other possible recipients which may assist the company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

15. Appendix. Notwithstanding any provision in this Agreement or any other Plan Documents to the contrary, the Restricted Stock Unit Award shall be subject to any special terms and conditions as set forth in the Appendix to this Agreement for the Grantee’s country of residence, if any. The Appendix, if any, constitutes part of this Agreement.

END OF AGREEMENT

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